EXHIBIT 99.1

NUWAY MEDICAL CHANGES NAME CHANGE TO BIOLARGO:

ANNOUNCES REVERSE STOCK SPLIT, RECAPITALIZATION,

AND CONVERSION OF DEBT AND PAYABLES TO EQUITY

IRVINE, CA – March 22, 2007 — NuWay Medical, Inc. (Pink Sheets: NMED) announced today that it has completed a corporate name change, obtained a new trading symbol, effected a reverse stock split, recapitalized its stock and converted a substantial amount of its convertible debt and accrued payables to equity.

The Company’s new name is BioLargo, Inc. and will continue to trade on the Pink Sheets under its new trading symbol “BLGO” effective March 21, 2007. The Company’s President and CEO Dennis Calvert said, “Our new name reflects our mission statement of developing and commercializing the patented BioLargo Technology. We have been pursuing the research and product development of the BioLargo Technology under a marketing and licensing agreement and we intend to close the transaction to acquire the technology outright within the next few weeks. The patented BioLargo Technology allows us to produce iodine on demand, in controlled dosages, to be used as a disinfectant in numerous products across multiple industry lines.”

In related developments, following stockholder approval at a special meeting of stockholders on March 15, 2007, the Company completed a 1-for-25 reverse split of its common stock, effective as of the close of business on March 19, 2007. Information will be sent shortly to the Company’s stockholders as to how to exchange their old stock certificates for new stock certificates. Old stock certificates will continue to be honored. The Company’s stockholders also approved an increase in the authorized capital stock of the Company.

In further related developments, the Company converted $2,193,688 aggregate principal amount, including accrued but unpaid interest, of convertible notes, with various maturity dates and at various conversion rates, into an aggregate 6,072,718 shares of the Company’s common stock on a post-reverse stock split basis. The Company also converted an aggregate $854,919 of accrued payables to certain officers, directors and consultants into an aggregate 2,096,859 shares of the Company’s common stock on a post-reverse stock split basis.

Calvert said, “As a result of the reverse stock split, increase in our capital stock and conversions, we have streamlined our capital structure and cleaned up our balance sheet, positioning us to pursue the financing that we need to focus on the further development and commercialization of products incorporating the patented BioLargo Technology.”

Safe Harbor Statement

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward- looking statements in this press release. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in our filings with the Securities and Exchange Commission.

Contact:

Dennis Calvert, President/CEO

BioLargo, Inc.

tel. (949) 235-8062

biolargo@aol.com